Exhibit 99.1

Fantex, Inc. Declares Second Cash Dividend For Fantex Vernon Davis

Company Announces $0.30 per Share Dividend Following Davis’

Innovative Partnership With The Levi’s® Brand

SAN FRANCISCO, Calif., October 21, 2014 — Fantex, Inc. announced that its Board of Directors has declared a dividend of $0.30 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (OTC: Ticker VNDSL). The announcement represents the second dividend for Fantex Vernon Davis stockholders and follows news that Vernon Davis has entered into a substantial partnership with the Levi’s® brand.

“We couldn’t be more excited about Vernon Davis as a player or as an individual,” said Fantex, Inc. co-founder and CEO Buck French. “Vernon has always been about transformation and reinvention, making a partnership with the iconic Levi’s® brand a perfect fit.”

A Pro-Bowl tight end for the San Francisco 49ers, Mr. Davis is known as a trailblazer both on and off the field. Last week, the Levi’s® brand announced Mr. Davis has joined the company as an ambassador. In addition to embracing Levi’s® apparel as part of his personal wardrobe, Mr. Davis will also provide creative input on some Levi’s® brand products by sharing his unique insight into style and fit preferences of athletes and sports fans alike.

On August 18, Fantex, Inc. paid a dividend of $0.70 per share to stockholders of Fantex Vernon Davis, marking the first time Fantex, Inc. had paid a dividend to the stockholders of one of its tracking stocks. Fantex, Inc. tracking stocks are tied to the cash flows of a professional athlete’s brand.  Following the payment of the divided announced today, Fantex, Inc. will have paid dividends totaling $1.00 per share to Fantex Vernon Davis stockholders since the completion of the security’s initial public offering in April 2014.

In advance of Black Friday, the newly announced dividend will be payable on November 26, 2014 to all Fantex Vernon Davis shareholders of record as of the close of business on November 25, 2014.

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About Fantex, Inc.

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC. Fantex, Inc., is a brand building company that purchases a minority interest in an athlete’s brand and works to increase the value of that brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.